For Immediate Release
August 29, 2012

Contact:	Stacie Hicks, APR
Director of Marketing & Public Relations
Stacie.hicks@hometrustbanking.com
828-350-4145

Robert G. Dinsmore, Jr. Joins HomeTrust Bancshares Board

Asheville, North Carolina   HomeTrust Bancshares, Inc. (the “Company”)(NASDAQ: HTBI) announced today that Robert G. Dinsmore, Jr. has been appointed as a director of the Company and as a member of the Audit, Compliance and Enterprise Risk Management Committee of the Board of Directors of the Company.

Mr. Dinsmore is a certified public accountant and worked in various roles for KPMG for nearly 30 years, retiring as a partner in 1999.  Subsequent to that, Mr. Dinsmore worked as a consultant on general corporate matters and on U.S. and international tax and merger and acquisition matters for Zellweger Luwa, AG, a multi-national equipment manufacturer and air engineering services company based in Zurich, Switzerland (from 1999 to 2008), and for Bahnson Holdings, Inc., a specialty engineering, manufacturing and mechanical contracting company based in Winston-Salem, North Carolina (from 2008 to 2011).  From 2001 until it was acquired by another company in 2009, Mr. Dinsmore served as a director and audit committee chair of American Community Bancshares, Inc., the publicly held parent of Monroe, North Carolina-based American Community Bank.

F. Edward Broadwell, Jr., Chairman and Chief Executive Officer of the Company, stated: “We are pleased to welcome Bob Dinsmore to our Board of Directors.  We believe we will benefit greatly from Bob’s public accounting background and his other business experience, including having previously served as a director and audit committee chair in the banking industry.”

Mr. Dinsmore received his B.S. in accounting from Bob Jones University.  He is a member of the American Institute of Certified Public Accountants.  Mr. Dinsmore resides in Charlotte, North Carolina.

About HomeTrust Bancshares, Inc.

On July 10, 2012, the Company became the holding company for HomeTrust Bank (the “Bank”) in connection with the completion of the Bank’s conversion from the mutual to the stock form of organization and the Company’s related initial public stock offering. The Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank, is a community-oriented financial institution with $1.7 billion in assets as of June 30, 2012.  The Bank offers traditional financial services within its local communities through its 20 full service offices in Western North Carolina, including the Asheville metropolitan area, and the “Piedmont” region of North Carolina. The Bank is the 10th largest bank headquartered in North Carolina.

Forward-Looking Statements

Statements in this press release that are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated in such statements, including increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by the Company with the Securities and Exchange Commission.

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